Exhibit 99.1

22nd Century Group (Nasdaq: XXII) Appoints R. Hugh Kinsman as CFO

•	CFO of GVB Biopharma to Expand Role, Become CFO of 22nd Century Group
•	Integration of GVB Biopharma Proceeding at a Rapid Pace

BUFFALO, N.Y., June 15, 2022 (GLOBE NEWSWIRE) -- 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company), dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technology, today announced the appointment of R. Hugh Kinsman as Chief Financial Officer. Kinsman is currently CFO of GVB Biopharma, which 22nd Century acquired effective May 13, 2022.

“The integration of GVB Biopharma is proceeding very well, and we are excited to build on Hugh’s success at GVB by elevating his financial leadership role to 22nd Century as a whole,” said James A. Mish, chief executive officer of 22nd Century Group. “Hugh brings extensive executive finance experience in fast growing public companies, as we work to advance our corporate strategies in tobacco and expand the breadth and scale of our hemp/cannabis franchise. This includes the launch of our VLN® reduced nicotine content cigarettes in the U.S. and the addition of GVB’s industry leading extraction and white label capabilities to our existing upstream hemp/cannabis development programs. We believe that 22nd Century is now positioned to play a leading role in future growth markets focused on tobacco harm reduction and improved utilization of hemp/cannabis derived products offering health and wellness benefits to consumers by scaling these franchises to achieve scale and operating leverage.”

Mr. Kinsman has extensive experience as a senior executive in roles ranging from acting CFO of a publicly-traded battery manufacturer with operations in the U.S., Switzerland, and Italy to the CFO of West World Media, a private data aggregation company that was acquired for $60 million. He also worked at GE Capital where he oversaw over a billion dollars in infrastructure, energy, and communications investments. He began his career at Asher & Company, CPAs (now BDO) and has held a Certified Public Accountant designation. He earned his B.S. in Finance from Penn State University and his MBA from Cornell University.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 11, 2021. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact:

Mei Kuo
22nd Century Group, Inc.
Director, Communications & Investor Relations
T: 716-300-1221
mkuo@xxiicentury.com

Darrow Associates Investor Relations
Matt Kreps
T: 214-597-8200
mkreps@darrowir.com